Exhibit 99.1

     Midas Completes Debt Refinancing; Dramatically Reduces Interest Costs

     ITASCA, Ill.--(BUSINESS WIRE)--March 17, 2004--Midas, Inc. (NYSE:MDS) has entered into a three-year, $115 million credit facility to refinance its existing debt. The new facility consists of a $55 million revolving loan and a $60 million term loan from a group of lenders led by Bank One, NA. The group also includes National City Bank, LaSalle National Bank, Bank of America, Harris Bank and Provident Bank. Bank One was the lead agent for the company's previous credit facility; all of the other lenders are new to Midas.
     The new facility, which expires on March 16, 2007, enabled Midas to retire $92.4 million in term loans, including a $29 million term loan that carried interest at 18 percent. Those loans would have expired in October 2004.
     Interest on the new $55 million revolving loan is initially payable at LIBOR plus 3.25 percent and interest on the new term loan is initially payable at LIBOR plus 3.5 percent. Pricing will be adjusted monthly based on a standard pricing grid that takes into account the company's leverage ratio.
     The company expects to enter into an interest rate management agreement in the near term to convert a portion of the new term loan from a floating interest rate into a fixed interest rate. The facility is secured by substantially all of the company's assets.
     "This three-year debt facility will enable us to support our continuing operations and significantly reduce our interest costs," said William M. Guzik, Midas' senior vice president and chief financial officer. "The willingness of Bank One and these new lenders to enter into this new facility is evidence of their confidence in the transformation the company achieved in 2003, as we focus on the profitable franchise retail business going forward."
     During 2003, Midas completed a major restructuring that included outsourcing distribution of Midas-brand and other automotive parts to AutoZone in the United States and Uni-Select in Canada, closing 11 of its 12 regional distribution centers and all 77 PWI quick-delivery sites, reducing the number of company-operated shops from 111 to 73, and reducing its employment at headquarters and in the field from 1,900 to 900.
     The company used funds generated by liquidating inventories to fund restructuring actions and to pay down term loan debt by $40.1 million from $132.5 million at the time of refinancing in late March to $92.4 million at the end of the year.
     The refinancing will result in a loss on repayment of debt of approximately $4.8 million because of the non-cash write-off of the unamortized debt discount and financing fees related to the old debt facility. This loss will be recorded in the first quarter of fiscal 2004.
     "Midas is in a much stronger financial position today as a result of our restructuring," Guzik said. "We are seeing positive results from our focus on the growth of the Midas retail system and we fully expect to return to profitability in 2004."

     Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering, suspension and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

     NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K and subsequent filings.

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com